Exhibit 10.2

FORM OF

AGREEMENT OF LIMITED PARTNERSHIP

OF

LNR CAPITAL LIMITED PARTNERSHIP

[                         ], 200[ ]

i

Section 8.02	Management of Business
Section 8.03	Outside Activities of Limited Partners
Section 8.04	Return of Capital
Section 8.05	Rights of Limited Partners Relating to the Partnership
Section 8.06	Redemption Right
Section 8.07	Buy-out of Special Units
Section 8.08	Adjustments to Conversion Factor

ARTICLE IX BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 9.01	Records and Accounting
Section 9.02	Fiscal Year
Section 9.03	Reports

ARTICLE X TAX MATTERS
Section 10.01	Preparation of Tax Returns
Section 10.02	Tax Elections
Section 10.03	Tax Matters Partner
Section 10.04	Organizational Expenses
Section 10.05	Withholding

ARTICLE XI TRANSFERS AND WITHDRAWALS
Section 11.01	Transfer
Section 11.02	Transfer of the Company’s General Partner Interest and Limited Partner Interest; Extraordinary Transactions
Section 11.03	Limited Partners’ Rights to Transfer
Section 11.04	Substituted Limited Partners
Section 11.05	Assignees
Section 11.06	General Provisions

ARTICLE XII ADMISSION OF PARTNERS
Section 12.01	Admission of Successor General Partner
Section 12.02	Admission of Additional Limited Partners
Section 12.03	Amendment of Agreement and Certificate of Limited Partnership

ARTICLE XIII DISSOLUTION, LIQUIDATION AND TERMINATION
Section 13.01	Dissolution
Section 13.02	Winding Up
Section 13.03	Compliance with Timing Requirements of Regulations
Section 13.04	Deemed Termination
Section 13.05	Rights of Limited Partners
Section 13.06	Notice of Dissolution
Section 13.07	Termination of Partnership and Cancellation of Certificate of Limited Partnership
Section 13.08	Reasonable Time for Winding-Up
Section 13.09	Waiver of Partition

ii

ARTICLE XIV AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS
Section 14.01	Amendments
Section 14.02	Meetings of the Partners

ARTICLE XV GENERAL PROVISIONS
Section 15.01	Addresses and Notice
Section 15.02	Titles and Captions
Section 15.03	Pronouns and Plurals
Section 15.04	Further Action
Section 15.05	Binding Effect
Section 15.06	Creditors
Section 15.07	Waiver
Section 15.08	Counterparts
Section 15.09	Applicable Law
Section 15.10	Invalidity of Provisions
Section 15.11	Entire Agreement

iii

FORM OF

AGREEMENT OF LIMITED PARTNERSHIP
OF
LNR CAPITAL LIMITED PARTNERSHIP

THIS AGREEMENT OF LIMITED PARTNERSHIP OF LNR CAPITAL LIMITED PARTNERSHIP (the “Partnership”), dated as of [            ], 200[ ] (this “Agreement”), is entered into by and among LNR Capital Corporation, a Maryland corporation (the “Company” and the “General Partner”), and those Persons who have executed this Agreement or a counterpart hereof and whose names are set forth on Exhibit A attached hereto (as it may be amended from time to time).

WHEREAS, the Company intends to effect an initial public offering (the “IPO”) of its common stock, and upon consummation of such offering intends to cause the Partnership to acquire directly or indirectly interests in a portfolio (the “Initial Portfolio”) of real estate finance assets from subsidiaries of LNR Property Holdings Ltd. (“LNR”) and cause the Partnership to enter into certain financing arrangements; and

WHEREAS, in connection with the IPO and the transactions contemplated in connection therewith, the Partnership will issue Partnership Interests to the Persons identified on Exhibit A as of the date hereof;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows.

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Sections 4.02 and 12.02 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership taxable year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of

Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership taxable year.

“Adjusted Property” means any property, the Carrying Value of which has been adjusted pursuant to Exhibit B hereof.  Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Exhibit B hereof.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (i) in the case of any Contributed Property as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.  The aggregate Agreed Value of the Contributed Property contributed or deemed contributed by each Partner as of the date hereof is as set forth in Exhibit A.

“Agreement” means this Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time, including by way of adoption of a Certificate of Designations.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.05.

“Available Cash” means, with respect to any period for which such calculation is being made, (i) the sum of:

A.            the Partnership’s Net Income or Net Loss (as the case may be) for such period (without regard to adjustments resulting from allocations described in Sections 1.A through 1.G of Exhibit C);

B.            Depreciation and all other noncash charges deducted in determining Net Income or Net Loss for such period;

C.            the amount of any reduction in the reserves of the Partnership referred to in clause (ii)(F) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary);

D.            the excess of proceeds from the sale, exchange, disposition, or refinancing of Partnership property for such period over the gain recognized from such sale, exchange, disposition, or refinancing during such period (excluding Terminating Capital Transactions); and

E.             Any amount included in determining Net Income or Net Loss for such period that was not disbursed by the Partnership during such period.

F.             all other cash received by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

(ii) less the sum of:

A.            all principal debt payments made by the Partnership during such period;

B.            capital expenditures made by the Partnership during such period;

C.            investments made by the Partnership during such period in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(A) or (ii)(B);

D.            all other expenditures and payments not deducted in determining Net Income or Net Loss for such period;

E.             any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period;

F.             the amount of any increase in reserves during such period which the General Partner determines to be necessary or appropriate in its sole and absolute discretion; and

G.            the amount of any working capital accounts and other cash or similar balances which the General Partner determines to be necessary or appropriate, in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” means the Board of Directors of the Company.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.01, 4.02, or 4.03 hereof.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property, reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such Property; and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash per Common Unit equal to the Value on the Valuation Date of the Common Shares Amount.

“Certificate of Designations” means an amendment to this Agreement that sets forth the designations, rights, powers, duties and preferences of holders of any Additional Common Units or other Partnership Interests issued pursuant to Section 4.02.A., which amendment is in the form of a certificate signed by the General Partner and appended to this agreement.  A Certificate of Designations is not the exclusive manner in which such an amendment may be effected.  The General Partner may adopt a Certificate of Designations without the consent of the Limited Partners to the extent permitted pursuant to Section 14.01.B hereof.

“Certificate of Incorporation” means the Certificate of Incorporation or other organizational document governing the General Partner, as amended or restated from time to time.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

“Change of Control” means any transaction or series of related transactions (whether by purchase of existing Common Shares or Partnership Units, merger, consolidation or otherwise, but not including the issuance of newly issued Common Shares by the Company or of Partnership Units by the Operating Partnership following a capital contribution by the Company in response to such issuance by the Company), to which the Company is a party or the Company’s consent or approval is required, the result of which is that either (1) any Person other than the Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in the election of directors of the Company (or any surviving entity) (including in such calculation the shares of capital stock such Person would receive if any Partnership Units owned by such Person were presented for redemption and acquired by the Company for shares of capital stock), (2) the Beneficial Owners of the capital stock of the Company normally entitled to vote in the election of directors immediately prior to the transaction or series of related transactions beneficially own 50% or less of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in the election of directors of the Company (or any surviving entity) immediately after such transaction or transactions (including in such calculation the shares of capital stock such Beneficial Owners would receive if any Partnership Units owned by such Beneficial Owners were presented for redemption and acquired by the Company for shares of capital stock) or (3) the following persons cease for any reason to constitute a majority of the Board of Directors of the Company: (a) individuals who on [            ], 200[ ] constituted the Board of Directors and (b) any new directors whose election to the Board of Directors or whose nomination for election by the Company’s stockholders was approved by at least a majority of Board of Directors of the Company then still in office either who were directors on [             ], 200[ ] or whose election or nomination for election was previously so approved.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Share” shall mean a share of common stock, par value $.001 of the Company.

“Common Shares Amount” shall mean a number of Common Shares equal to the product of the number of Common Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor in effect on the date of receipt by the General Partner of a Notice of Redemption, provided that in the event the Company issues to all holders of Common Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase Common Shares, or any other securities or property (collectively, “Rights”), and the Rights have not expired at the Specified Redemption Date, then the Common Shares Amount shall also include the Rights that were issuable to a holder of the Common Shares into which such Common Units are redeemable on the applicable record date relating to the issuance of such Rights.

“Common Unit” means a Partnership Unit which is designated as a Common Unit and which has the rights, preferences and other privileges designated herein in respect of Common Unitholders.  The allocation of Common Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

“Common Unitholder” means a Partner that holds Common Units.

“Company Net Income” shall be determined by calculating the net income available to owners of Common Shares before non-cash equity compensation expense, in accordance with GAAP.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.02 hereof.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed or deemed contributed to the Partnership (including deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code).  Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit B hereof, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means 1.0, as may be adjusted pursuant to Section 8.08.

“Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Effective Date” means [         ], 200[ ], the date of closing of the initial public offering of Common Shares by the Company.

“Employee” has the meaning set forth in Section 4.02.

“Extraordinary Transaction” shall mean, with respect to the Company or the Partnership, as applicable, the occurrence of one or more of the following events: (i) a merger

(including a triangular merger), consolidation or other combination with or into another Person; (ii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of its assets in one transaction or a series of transactions; (iii) any reclassification, recapitalization or change of its outstanding equity interests (other than a change in par value, or from par value to no par value, or as a result of a split, dividend or similar subdivision); (iv) any issuance of equity securities of the Company or issuance of Partnership Units in exchange for assets (other than an issuance of securities for cash or an issuance of securities pursuant to an employee benefit plan); (v) any Change of Control or (vi) the adoption of any plan of liquidation or dissolution of the Company or the Partnership (whether or not in compliance with the provisions of this Agreement).

“GAAP” means generally accepted accounting principles, as applied in the United States from time to time.

“General Partner” means the Company, in its capacity as the general partner of the Partnership, or any of its successors in their respective capacity as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner.  A General Partner Interest may be expressed as a number of Partnership Units.

“General Partner Unit” means a Partnership Unit which is designated as a General Partner Unit and which has the rights, preferences and other privileges designated herein in respect of the General Partner.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his or her Person or estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner.  For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Incentive Allocation” means an incentive allocation calculated and payable each fiscal quarter in an amount, not less than zero, equal to twenty five percent (25%) of the dollar amount by which:

(i) (A) the Company Net Income for such quarter before the Incentive Allocation and non-cash compensation expense for such quarter, without giving effect to the amount thereof that was reduced because it represents the Limited Partners’ minority interest in the Partnership for such quarter, divided by (B) by the sum of (1) the weighted average number of Common Shares outstanding during such quarter and (2) the weighted average number of Common Units outstanding during such quarter not held by the Company or any of its Subsidiaries, exceeds

(ii) the product of

(A) an amount equal to (1) the weighted average of the price per share of the Common Shares in the initial public offering by the Company and the prices per share of the Common Shares in any subsequent offerings of Common Shares by the Company, in each case at the time of issuance thereof, multiplied by (2) the greater of 2.00% or 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by

(B) the sum of (1) the weighted average number of Common Shares outstanding during such quarter and (2) the weighted average number of Common Units outstanding during such quarter not held by the Company or any of its Subsidiaries;

provided, that the foregoing calculations shall be adjusted to exclude cumulative adjustments pursuant to changes in GAAP, as well as non-cash expenses approved by a majority of the Independent Directors in each case after discussion between the Special Limited Partner and the Independent Directors.

“Indemnitee” means (i) any Person made a party to a proceeding or subject to any claim, demand or liability by reason of (A) his, her or its status as the General Partner, or as a director, officer, affiliate, employee, partner, shareholder, member or agent of the Partnership or the General Partner, (B) his, her or its status as a Limited Partner, or as a director, officer, affiliate, employee, partner, shareholder, member or agent of a Limited Partner, (C) his, her or its status as the Special Limited Partner, or as a director, officer, affiliate, employee, partner, shareholder, member or agent of the Partnership or the Special Limited Partner, (D) his, her or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and

(ii) such other Persons (including Affiliates of the General Partner or the Partnership or the Special Limited Partner) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Independent Directors” has such meaning ascribed to such term in the Management Agreement.

“Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

“Limited Partner” means any Person named as a Limited Partner or Special Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.01.

“Liquidator” has the meaning set forth in Section 13.02.

“LNR” has the meaning set forth in the preamble.

“Management Agreement” means the Management Agreement, dated [            ], 200[ ], between the Company and the Manager.

“Manager” means LNR Capital Management LLC or any Person appointed as a substitute Manager of the Partnership.

“Modified Adjusted Capital Account Balance” means, with respect to any Partner, the Capital Account maintained for each Partner as of the end of each Partnership taxable year (i) increased by any amounts which such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B.

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit D to this Agreement.

“Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, as it may be amended and/or restated, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.01 hereof, which record date shall be the same as the record date established by the Company for a distribution to its shareholders of some or of all of its portion of such distribution.

“Partnership Unit” or “Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.01, 4.02 and 4.03 (and includes any series or class of Preferred Units).  The number of Partnership Units outstanding and (in the case of Common Units and General Partner Units) the Percentage Interest in the Partnership represented by such Units are set forth in Exhibit A attached hereto, as such Exhibit may be amended from time to time.  The ownership of Partnership Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner, its percentage interest as a Common Unitholder or a General Partner determined by dividing the Common Units or General Partner Units owned by such Partner by the total number of (i) Common Units and (ii) General Partner Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

“Permitted Holder” means LNR Property Holdings Ltd. or any Affiliate thereof.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

“Preferred Unit” means a limited partnership interest (of any series), other than a Common Unit, represented by a fractional, undivided share of the Partnership Interests of all Partners issued hereunder and which is designated as a “Preferred Unit” (or as a particular class or series of Preferred Units) herein and which has the rights, preferences and other privileges designated herein (including by way of a Certificate of Designations) in respect of a Preferred Unitholder.  The allocation of Preferred Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

“Preferred Unitholder” means a limited partner that holds Preferred Units (of any class or series).

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Recourse Debt Amount” has the meaning set forth in Section 6.01C(iv) hereof.

“Redeeming Partner” has the meaning set forth in Section 8.06 hereof.

“Redemption Right” shall have the meaning set forth in Section 8.06 hereof.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Related Party” means (a) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of a Permitted Holder; or (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.(a)(ii) or 2.B. (b)(ii) of Exhibit C to eliminate Book-Tax Disparities.

“Rights” shall have the meaning set forth in the definition of “Common Shares Amount.”

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution, as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the 704(c) Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Exhibit B hereof.  Subject to Exhibit B hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“Special Limited Partner” means any Person named as a Special Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time, in such Person’s capacity as a Limited Partner of the Partnership.

“Special Unit” means a limited partnership interest represented by a fractional, undivided share of the Partnership Interests of all Partners issued hereunder which is designated as a Special Unit and which has the rights, preferences and other privileges designated.  The ownership of Special Units shall be set forth on Exhibit A, as may be amended from time to time

“Special Unit Holder” means the Manager, or such other affiliate of LNR as designated by the Manager.

“Specified Redemption Date” means the tenth (10th) Business Day after receipt by the Company of a Notice of Redemption; provided further that if the Company combines its outstanding Common Shares, no Specified Redemption Date shall occur after the record date of such combination of Common Shares and prior to the effective date of such combination.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.04.

“Ten Year Treasury Rate” means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten (10) years) as published weekly by the Federal Reserve Board in publication H.15, or any successor publication, during a fiscal quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company.  If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight no more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B hereof) as of such date; over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereof) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereof) as of such date; over (ii) the fair market value of such property (as determined under Exhibit B hereof) as of such date.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to a Common Share, the average of the daily market price as determined in accordance with the next sentence for the ten (10) consecutive trading days immediately preceding the Valuation Date.  The market price for each such trading day shall be: (i) if the Common Shares are listed or admitted to trading on any securities exchange or the Nasdaq National Market System, the closing price on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the Common Shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Board of Directors of the General Partner; or (iii) if the Common Shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Board of Directors of the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the Common Shares shall be determined by the Board of Directors of the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.  In the event the Common Shares Amount includes Rights, then the Value of such Rights shall be determined by the Board of Directors of the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, provided that the Value of any rights issued pursuant to a “Shareholder Rights Plan” shall be deemed to have no value unless a “triggering event” shall have occurred (i.e., if the Rights issued pursuant thereto are no longer “attached” to the Common Shares and are able to trade independently).

“Yearly Incentive Allocation Trigger” means an incentive allocation calculated and payable for a yearly period in an amount, not less than zero, equal to twenty five percent (25%) of the dollar amount by which:

(i) (A) the Company Net Income for such one-year period before Incentive Allocation and non-cash compensation expense for such one-year period, without giving effect to the amount thereof that was reduced because it represents the Limited Partners’ minority interest in the Partnership for such one-year period, divided by (B) by the sum of (1) the weighted average number of Common Shares outstanding during such one-year period;  and (2) the weighted average number of Common Units outstanding during such one-year period not held by the Company or any of its Subsidiaries; exceeds

(ii) the product of

(A) an amount equal to (1) the weighted average of the price per share of the Common Shares in the initial public offering by the Company and the prices per share of the Common Shares in any subsequent offerings by the Company, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 8.00% and (b) 2.00% plus the Ten Year Treasury Rate for such one year period, and

(B) the sum of (A) the weighted average number of Common Shares outstanding during such one-year period and (B) the weighted average number of Common Units outstanding during such year not held by the Company or any of its Subsidiaries;

provided, that the foregoing calculations shall be adjusted to exclude cumulative adjustments pursuant to changes in GAAP, as well as non-cash expenses approved by a majority of the Independent Directors in each case after discussion between the Special Limited Partner and the Independent Directors.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01           Formation.

The Partnership is a limited partnership organized pursuant to the provisions of the Act.  The Partners hereby agree to continue the Partnership upon the terms and conditions set forth in this Agreement.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.  The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.02           Name.

The name of the Partnership is LNR Capital Limited Partnership.  The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof, but in no event shall the name “LNR” be eliminated from such name.  The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.  The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners, but in no event shall the name “LNR” be eliminated from such name.

Section 2.03           Registered Office and Agent; Principal Office.

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The principal office of the Partnership shall be 1601 Washington Avenue, Suite 800, Miami Beach, FL 33139, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.04           Power of Attorney.

A.            Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any other Person acting as Liquidator, and their duly authorized officers and attorneys-in-fact, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)           execute, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or such Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or such Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(2)           execute, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

B.            The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.  Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.  Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.05           Term.

The term of the Partnership commenced on August 16, 2005, the date on which the Certificate of Limited Partnership was filed in the office of the Secretary of State of the State of Delaware, and shall continue in perpetuity, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

ARTICLE III

PURPOSE

Section 3.01           Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner (A) as to permit the Company at all times to be classified as a REIT for U.S. federal income tax purposes, unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership including as provided in the next sentence and (B) as to not be required to be registered as an investment company under the Investment Company Act of 1940, as amended; (ii) to enter into any partnership, joint venture, limited liability company or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged, directly or indirectly, in any of the foregoing; and (iii) to do anything necessary or incidental to the foregoing.  In connection with the foregoing, and without limiting the Company’s right, in its sole discretion, to cease qualifying as a REIT, the Partners acknowledge the Company’s current status as a REIT inures to the benefit of all of the Partners and not solely the General Partner.  The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, including but not limited to imposing restrictions on transfers and restrictions on redemptions.

Section 3.02           Powers.

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, sell, transfer and dispose of real-estate related securities, real estate-related loans and other real estate-related assets, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the Company to continue to qualify as a REIT; (ii) could subject the Company to any additional taxes under Section 857 or Section 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the Company or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.01           Capital Contributions of the Partners.

A.            Initial Capital Contributions on the Effective Date.  On the Effective Date, the Company, as General Partner, and the Persons listed on Schedule A will make Capital Contributions to the Partnership as set forth therein in cash or in kind.  On the Effective Date, the General Partner will complete Exhibit A to reflect the Capital Contributions made by each Partner, the Partnership Units assigned to each Partner and (in the case of Common Units and General Partner Units) the Percentage Interest in the Partnership represented by such Common Units and General Partner Units.  The Capital Accounts of the Partners and the Carrying Values of the Partnership’s Assets will be determined as of the Effective Date pursuant to Section I.D of Exhibit B hereto to reflect the Capital Contributions made prior to and on the Effective Date.

B.            Partnership Interest.  Each Partner shall own the number of Common Units and other Partnership Units set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, additional Capital Contributions, the issuance of additional Common Units or other Partnership Units (pursuant to any Extraordinary Transaction or otherwise), or similar events having an effect on any Partner’s Percentage Interest.  A number of Partnership Units held by the Company equal to [    ] percent ([  ]%) of all outstanding Partnership Units shall be deemed to be the General Partner Units and shall be the General Partnership Interest.  All other Partnership Units held by the Company, if any, shall be deemed to be Limited Partnership Interests and shall be held by the Company in its capacity as a Limited Partner in the Partnership.

C.            Capital Contributions By Merger.  To the extent the Partnership acquires any property by the merger or acquisition of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into, or being acquired by, the Partnership shall become Partners and shall be deemed, subject to the provisions of Sections 4.02 and 12.02 hereof, to have made Capital Contributions as provided in the applicable merger agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions.

D.            No Obligation to Make Additional Capital Contributions.  Except as provided in Sections 4.02, 10.05 or elsewhere in this Agreement, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

Section 4.02           Issuances of Additional Partnership Interests.

A.            The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) additional Common Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the Limited Partner Interests issued on the Effective Date and any other Common Units and other Partnership Interests thereafter issued, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner, unless either (a)(1) the additional Partnership Interests are issued in connection with the grant, award or issuance of Common Shares or other equity interests by the Company, which Common Shares or other equity interests have designations, preferences and other rights such that the economic interests attributable to such Common Shares or other equity interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this Section 4.02.A, and (2) the Company shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with such issuance, or (b) the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests.  In addition, the Company may acquire Units from other Partners pursuant to this Agreement.  In the event that the Partnership issues Partnership Interests pursuant to this Section 4.02.A, the General Partner shall make such revisions to this Agreement (without any requirement of receiving approval of the Limited Partners) including but not limited to the revisions described in Section 5.04, Section 6.01 and Section 8.06 hereof, as it deems necessary to reflect the issuance of such additional Partnership Interests and the special rights, powers and duties associated therewith.  Unless specifically determined otherwise by the General Partner, any Partnership Interest issued after the Effective Date shall represent Common Units.

B.            From and after the date hereof, the Company shall not issue any additional Common Shares (other than Common Shares issued pursuant to Section 8.06), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase Common Shares (collectively “New Securities”) other than to all holders of Common Shares unless (i) the General Partner shall cause the Partnership to issue to the Company, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the New Securities; and (ii) the Company contributes to the Partnership the proceeds from the issuance of such New Securities and from the exercise of rights contained in such New Securities in accordance with Section 4.03.  Without limiting the foregoing, the Company is expressly authorized to issue New Securities for no tangible value or for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the Company corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the Company and the Partnership (for example, and not by way of limitation, the issuance of Common Shares and corresponding Units pursuant to an employee stock purchase plan providing for employee grants to employees of the Manager of any of its Affiliates or any director of the General Partner (collectively, the “Employees”) or purchases of Common Shares or employee stock options that have an exercise price that is less than the fair market value of the Common Shares, either at the time of issuance or at the time of exercise); and (y) the Company contributes all proceeds, if any, from such issuance and exercise to the Partnership.

Section 4.03           Contribution of Proceeds of Issuance of Common Shares.  In connection with any issuance of New Securities pursuant to Section 4.02 other than the IPO, the Company shall contribute to the Partnership all proceeds raised in connection with such issuance; provided that if the proceeds actually received by the Company are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the Company shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the Company (which discount and expense shall be treated as an expense for the benefit of the Partnership for purposes of Section 7.04).  In the case of Employee acquisitions of New Securities at a discount from fair market value or for no value in connection with a grant of New Securities, the amount of such discount representing compensation to such Employee, as determined by the General Partner, shall be treated as an expense of the issuance of such New Securities.

ARTICLE V

DISTRIBUTIONS

Section 5.01           Requirement and Characterization of Distributions.

A.            Subject to the rights and preferences of any outstanding class or series of Preferred Units as set forth in the Certificate of Designations attached hereto, or as otherwise provided herein with respect to Partnership Interests other than Common Units, and except as provided in Section 5.01.B the General Partner shall distribute an amount of Available Cash in the sole and absolute discretion of the General Partner to the General Partner and to Common Unitholders who are Partners on the Partnership Record Date in accordance with their respective Percentage Interests on such Partnership Record Date; provided that in no event may a Partner receive a distribution of Available Cash with respect to a Common Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a Common Share for which such Common Unit has been exchanged and such distribution shall instead be made to the Company; provided further that each Common Unitholder shall, generally be entitled to distributions of an annual amount of Available Cash that is equal to the annual amount of dividends that a holder of the number of Common Shares into which such Common Unitholder’s Common Units could be redeemed at the then current Conversion Rate would be entitled.  The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the Company’s qualification as a REIT, to distribute Available Cash (a) to the Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property to the Partnership by a Partner under Section 707 of the Code or the Regulations thereunder; provided that the General Partner and the Partnership shall not have liability to any Partner under any circumstances as a result of any distribution to such Partner being so treated and (b) to satisfy the requirements for the Company to qualify as a REIT under the Code.  Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with Article 4 hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest.

B.            Notwithstanding the provisions of Section 5.01.A above or any other provision of this Agreement, if for any period with respect to which a distribution is to be made (a “Distribution Period”), a “Newly Issued Unit” (as such term is defined below) is outstanding on the Partnership Record Date for such Distribution Period, there shall not be distributed in respect of such Newly Issued Unit the amount (the “Full Distribution Amount”) that would otherwise be distributed in respect of such Unit in accordance with Section 5.01.A. Rather, the General Partner shall cause to be distributed with respect to each such Newly Issued Unit an amount equal to the Full Distribution Amount multiplied by a fraction, the numerator of which equals the number of days such Newly Issued Unit has been outstanding during the Distribution Period and the denominator of which equals the total number of days in such Distribution Period.  Any Available Cash not distributed to the holders of Units by operation of this Section 5.01.B shall be retained by the Partnership and applied toward future distributions or payment of Partnership expenses.  The General Partner may, in its sole discretion, with respect to any distribution, waive the application of this Section 5.01.B such that a Newly Issued Unit shall receive the Full Distribution Amount (or any greater amount than would otherwise be received under this Section 5.01.B but not in excess of the Full Distribution Amount).  For purposes of this Section 5.01.B, the term “Newly Issued Unit” shall mean, with respect to any Distribution Period, a Common Unit issued during such Distribution Period, except that the term “Newly Issued Unit” shall not include (i) a Common Unit issued to the Company as a result of the contribution by it of proceeds from the issuance of New Securities (as contemplated by Sections 4.02 and 4.03) or (ii) (unless otherwise provided by the General Partner) any Common Units issued in connection with a split on or unit dividend of the Common Units.

Section 5.02           Amounts Withheld.

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.05 hereof with respect to any allocation, payment or distribution to the Partners or Assignees shall be treated as amounts distributed to the Partners or Assignees pursuant to Section 5.01 for all purposes under this Agreement.

Section 5.03           Distributions Upon Liquidation.

Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.02.

Section 5.04           Revisions to Reflect Issuance of Additional Partnership Interests.

In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article 4 hereof, the General Partner shall make such revisions to this Article 5 as it deems necessary to reflect the issuance of such additional Partnership Interests and any special rights, duties or powers with respect thereto.

ARTICLE VI

ALLOCATIONS

Section 6.01           Allocations For Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A.            After taking into account the provisions of Section 6.01.B below, Net Income shall be allocated

(i)            First, to the Partners in the same ratio and reverse order as Net Loss was allocated to such Partners pursuant to Section 6.01.C(ii), (iii), (iv), (v) and (vi) for all fiscal years until the aggregate amount allocated to such Partners pursuant to such provisions of Section 6.01.C equals the aggregate amount allocated pursuant to this Section 6.01.A(i);

(ii)           Thereafter, to the Partners in accordance with their respective Percentage Interests.

B.            (i)            Notwithstanding the provisions of Section 6.01.A above, items of gross income shall first be allocated to the holders of each class of Preferred Units, (a) on a class by class basis (1) in the order of priority in which each such class is entitled to receive distributions pursuant to the provisions of Section 5.01 and/or the Certificate of Designations attached hereto and (2) in an amount equal to the aggregate distributions made to each such class of Preferred Units pursuant to the provisions of Section 5.01 and/or the Certificates of Designations attached hereto (other than distributions properly treated as return of capital), and (b) within each such class of Preferred Units in proportion to the distributions with respect to such class referred to in clause (2) above received by each holder of Preferred Units (other than distributions properly treated as return of capital).

(ii)           In the event of the redemption of any Common Units that have been converted from Preferred Units (“Converted Units”) pursuant to Section 8.06.A or in the event of a liquidation of the Partnership (or a Partner’s interest therein, who is a holder of any such Converted Units), there shall be a special allocation of Net Income (or items of gross income if there is insufficient Net Income) to the Partner who holds such Converted Units being redeemed or liquidated and with respect to such Converted Units in an amount such that the Adjusted Capital Account balance allocable to each such Converted Unit is equal to the Adjusted Capital Account balance allocable to each other Common Unit (other than any Converted Unit not being redeemed at such time).  This Section 6.01.B(ii) shall not apply if the Company exercises its right to purchase such Converted Units pursuant to Section 8.06.B. However, this Section 6.01.B(ii) shall apply if the Company or any other transferee of a Converted Unit subsequently has such Converted Unit redeemed or liquidated by the Partnership.

C.            After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Losses shall be allocated to the Partners in the following order:

(i)            First, in the same ratio as Net Income was allocated to the Partners pursuant to Section 6.01.A(ii) for all Taxable Periods until the aggregate amount allocated to such Partners pursuant to this Section 6.01.C(i) equals the aggregate amount allocated to such Partners pursuant to Section 6.01.A(ii);

(ii)           Second, in proportion to their Percentage Interests until each Partner’s Modified Adjusted Capital Account balance has been reduced to zero, excluding, for this purpose, the portion of any such Capital Account attributable to Capital Contributions made with respect to Preferred Units;

(iii)          Third, to the holders of each class of Preferred Units, on a class by class basis, in the reverse priority in which each such class is entitled to distributions pursuant to the provisions of Section 5.01.A and/or the Certificate of Designations attached hereto, and within such class to each holder of such class of Preferred Units, pro rata, in proportion to the portion of their Modified Adjusted

Capital Account balance attributable to Capital Contributions made with respect to such class of Preferred Units until such portion of their Modified Adjusted Capital Account balance has been reduced to zero; and

(iv)          Fourth, 100% to the General Partner.

D.            The Partners agree that Nonrecourse Liabilities of the Partnership shall be allocated among the Partners in accordance with the provisions of Regulations Section 1.752-3, as modified by any guidance published by the Internal Revenue Service, or otherwise reasonably interpreted.

E.             Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

In the event that the Partnership issues additional Partnership Interests to the General Partner, or any Limited Partner pursuant to Article 4 hereof, the General Partner shall make such revisions to this Section 6.01 as it determines are necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to certain classes of Partnership Interests.  Such revisions shall not require the consent or approval of any other Partner.

Section 6.02           Incentive Allocation.

An amount equal to the Incentive Allocation shall be reallocated pro rata from each Partner’s Capital Account to the Capital Account of the Special Unit Holder, quarterly, in arrears.  The Special Unit Holder shall be allocated an Incentive Allocation in the current quarter which will be limited to the amount by which the Yearly Incentive Allocation Trigger is greater than the amount the Special Unit Holder received as an Incentive Allocation in the prior three quarters cumulatively.  The Special Unit Holder shall compute each installment of the Incentive Allocation within fifteen (15) days after the end of each fiscal quarter with respect to which such installment is to be allocated.  A copy of the computations made by the Special Unit Holder to calculate such installment shall thereafter, promptly be delivered to the Board of Directors and, upon such delivery the installment of the Incentive Allocation shown in such computations shall be allocated and paid to the Special Unit Holder no later than the date which is five (5) Business Days after the date of delivery to the Board of Directors of such computation.

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.01           Management.

A.            Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.  The General Partner may not be removed by the Limited Partners with or without cause.  In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.03 hereof, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.02 hereof and to effectuate the purposes set forth in Section 3.01 hereof, including, without limitation:

(1)           the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Company (so long as the Company qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s and the Partnership’s Subsidiaries’ assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership or its Subsidiaries;

(2)           the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Securities Exchange Act of 1934, as amended, and the listing of any debt securities of the Partnership on any exchange;

(3)           the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership or the Partnership’s Subsidiaries, including, without limitation, in connection with a resecuritization transaction and including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership or its Subsidiaries or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.03 hereof);

(4)           the use of the assets of the Partnership or of its Subsidiaries (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and the Act and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Company, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5)           the establishment of reserves;

(6)           the purchase, sale, management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(7)           the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s or any of its Subsidiaries’ assets;

(8)           the opening and maintenance of bank accounts for the Partnership and the drawing of checks and orders for the payment of money;

(9)           the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(10)         holding, managing, investing and reinvesting cash and other assets of the Partnership and its Subsidiaries;

(11)         the collection and receipt of revenues and income of the Partnership;

(12)         the establishment of one or more divisions of the Partnership;

(13)         the determination of the hiring and compensation of employees and the determination of any of the actions that the General Partner may take pursuant to Section 7.04.B.

(14)         the maintenance of such insurance for the benefit of the Partnership, its Subsidiaries, their respective partners, members or stockholders and directors and officers of the General Partner as it deems necessary or appropriate;

(15)         the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

(16)         the control of any matters affecting the rights and obligations of the Partnership and its Subsidiaries, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership or any of its Subsidiaries, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(17)         the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(18)         the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(19)         the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(20)         the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(21)         the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(22)         the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement; and

(23)         the issuance of additional Partnership Units, as appropriate, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof.

B.            Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.03), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation.  The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C.            At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

D.            To the extent permitted by law, each Limited Partner hereby waives any fiduciary or similar duty that the General Partner may owe to it under applicable law.

E.             In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it.  The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances, as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement and in accordance with the terms of Section 7.03. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the Company and the Company’s stockholders collectively.

Section 7.02           Certificate of Limited Partnership.

The General Partner has previously filed the Certificate of Limited Partnership with the Secretary of State of the State of Delaware as required by the Act.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.  To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property.  Subject to the terms of Section 8.05.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner.

Section 7.03           Restrictions on General Partner Authority.

The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of Limited Partners holding eighty-five percent (85%) of the outstanding Common Units of the Limited Partners (excluding Limited Partner Common Units held by the Company), or such other percentage of the Partners as may be specifically provided for under a provision of this Agreement.

Section 7.04           Reimbursement of the General Partner and the Company.

A.            Except as provided in this Section 7.04 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B.            The General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, (i) expenses relating to the ownership of interests in and operation of the Partnership, (ii) compensation of the Company’s officers and, if applicable, employees including, without limitation, payments under the General Partner’s stock incentive plans that provide for stock units, or other phantom stock, pursuant to which Employees will receive payments based upon dividends on or the value of Common Shares, (iii) director fees and expenses, (iv) fees, expenses and other amounts paid or reimbursed pursuant to the Management Agreement, including, without limitation, expenses incurred and amounts paid by the General Partner pursuant to the indemnification obligations of the General Partner contained in Section 11(a) of the Management Agreement, (v) insurance premiums and other costs associated with obtaining and maintaining insurance for the Partnership and its Subsidiaries and the Company and its Subsidiaries, (vi) costs associated with establishment and maintenance of any credit facilities and other indebtedness related expenses, (vii) all other expenses incurred in connection with the fulfillment of its duties under Section 7.01 hereunder, and (viii) all costs and expenses of being a public company, including costs of filings with the SEC, reports, costs associated with corporate administration and corporate governance, and other distributions to its stockholders); provided that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership.

C.            The Partners acknowledge that all such expenses and all operating and administrative expenses of the General Partner are deemed to be for the benefit of the Partnership.  Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.07 hereof.

D.            In the event that the Company shall elect to purchase from its shareholders Common Shares for the purpose of delivering such Common Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company, any Employee incentive plan adopted by the Company, or any similar obligation or arrangement undertaken by the Company in the future or for the purpose of retiring such Common Shares, the purchase price paid by the Company for such Common Shares and any other expenses incurred by the Company in connection with such purchase shall be considered expenses of the Partnership and shall be advanced to the Company or reimbursed to the Company, subject to the condition that: (i) if such Common Shares subsequently are sold by the Company, the Company shall pay to the Partnership any proceeds received by the Company for such Common Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program provided that a transfer of Common Shares for Units pursuant to Section 8.06 would not be considered a sale for such purposes); and (ii) if such Common Shares are not retransferred by the Company within thirty (30) days after the purchase thereof, or the Company otherwise determines not to retransfer such Common Shares, the Company, as General Partner, shall cause the Partnership to redeem a number of General Partner Units held by the Company equal to the product obtained by dividing the number of such Common Shares by the Conversion Factor (in which case such advancement or reimbursement of expenses shall be treated as having been made as a distribution in redemption of such number of Units held by the Company).

Section 7.05           Outside Activities of the General Partner.

The General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests and the management of the business of the Partnership, and such activities as are incidental thereto.  The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

Section 7.06           Contracts with Affiliates.

A.            The Partnership may, subject to the terms of any financing obtained on behalf of the Partnership and/or any of its Subsidiaries, lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.  The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

B.            Except as provided in Section 7.05, the Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

C.            Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

D.            The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of Employees in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.

E.             The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable, including, without limitation, such agreements as contained in the Management Agreement.

Section 7.07           Indemnification.

A.            To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings (actual or threatened), civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the Company as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise by reason of such Person’s service to or on behalf of or management of affairs of the Partnership, its properties, business or affairs, unless it is established that: (i) the act or omission giving rise to the claim, demand, suit or proceeding constituted bad faith, willful misconduct, gross negligence or reckless disregard.  Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty (except a guaranty by a limited partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty) or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.07 in favor of any Indemnitee having or potentially having liability for any such indebtedness.  The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this

Section 7.07.A.  Any indemnification pursuant to this Section 7.07 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.07.

B.            Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.07.A. has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C.            The indemnification provided by this Section 7.07 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D.            The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E.             For purposes of this Section 7.07, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an Employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 7.07; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F.             In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G.            An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.07 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H.            The provisions of this Section 7.07 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.  Any amendment, modification or repeal of this Section 7.07 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.07, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.08           Liability of the General Partner.

A.            Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its officers and directors shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith.

B.            The Limited Partners expressly acknowledge that, as stated in Section 7.01.D, the General Partner is acting on behalf of the Partnership and the shareholders of the Company collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

C.            Subject to its obligations and duties as General Partner set forth in Section 7.01.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents.  The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

D.            Any amendment, modification or repeal of this Section 7.08 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.08 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.09           Other Matters Concerning the General Partner

A.            The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B.            The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C.            The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact.  Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D.            Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order to protect the ability of the Company to continue to qualify as a REIT is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10           Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.  The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable if failure to so vest such title would have a material adverse effect on the Partnership.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11           Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.  In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives.

Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.12           Special Servicing.

To the extent that the Partnership, any Subsidiaries of the Partnership or the General Partner, with respect to any investment has the right to appoint, terminate or replace the special servicer in any such investment, the Company agrees to appoint or cause the appointment of LNR Partners, Inc. (“LNR Partners”) as special servicer with respect to such investment, or if LNR Partners is the special servicer, to maintain LNR Partners in such role.

Section 7.13           Collateral Administration Services.

To the extent that the Partnership, any Subsidiaries of the Partnership or the General Partner, with respect to any investment has the right to appoint the collateral administrator in any such investment, the Company agrees to appoint or cause to be appointed LNR Partners as collateral administrator with respect to such investment, or if LNR Partners is the collateral administrator, to maintain LNR Partners in such role.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.01           Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.05 hereof, or under the Act.

Section 8.02           Management of Business.

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.03           Outside Activities of Limited Partners.

Subject to any agreements entered into pursuant to Section 7.06.E hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership.  Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.  None of the Limited Partners (other than the Company) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.04           Return of Capital.

Except pursuant to the right of redemption set forth in Section 8.06, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.  Except to the extent provided by Exhibit C hereof or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.05           Rights of Limited Partners Relating to the Partnership.

A.            In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.05.C hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1)           to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the Company pursuant to the Securities Exchange Act of 1934;

(2)           to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3)           to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4)           to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(5)           to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B.            The Partnership shall notify each Limited Partner, upon request, of the then current Conversion Factor and the Common Shares Amount per Common Unit and, with reasonable detail, how the same was determined.

C.            Notwithstanding any other provision of this Section 8.05, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other confidential and/or proprietary information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the Company or could damage the Partnership or the Company or their respective businesses; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Section 8.06           Redemption Right.

A.            Subject to Sections 8.06.B and 8.06.C hereof, on or after the Effective Date, each Limited Partner (other than the Company) that is a Common Unitholder shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Common Units held by such Limited Partner at a redemption price per Common Unit equal to and in the form of the Cash Amount to be paid by the Partnership.  The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the Company) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if the Company elects to purchase the Common Units subject to the Notice of Redemption pursuant to Section 8.06.B. A Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Common Units or, if such Limited Partner holds less than one thousand (1,000) Common Units, all of the Common Units held by such Partner.  The Redeeming Partner shall have no right, with respect to any Common Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date.  The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.06, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee.  In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

B.            Notwithstanding the provisions of Section 8.06.A, upon an election by a Limited Partner (other than the Company) to exercise the Redemption Right, the Company may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Common Shares set forth in the articles of incorporation of the Company), elect to assume directly and satisfy a Redemption Right by paying to the Redeeming Partner either the Cash Amount or the Common Shares Amount, as the Company determines in its sole and absolute discretion, whereupon the Company shall acquire the Common Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units.  If the Company shall elect to exercise its right to purchase Common Units under this Section 8.06.B with respect to a Notice of Redemption, it shall so notify the Redeeming Partner within five (5) Business Days after the receipt by it of such Notice of Redemption.  Unless the Company shall exercise its right to purchase Common Units from the Redeeming Partner pursuant to this Section 8.06.B, the Company shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right.  In the event the Company shall exercise its right to purchase Common Units with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 8.06.B, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership, and the Company shall treat the transaction between the Company and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s Common Units to the Company.  Each Redeeming Partner agrees to execute such documents as the Company may reasonably require in connection with the issuance of Common Shares upon exercise of the Redemption Right.

C.            Notwithstanding the provisions of Section 8.06.A and Section 8.06.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.06.A if the delivery of Common Shares to such Partner on the Specified Redemption Date by the Company pursuant to Section 8.06.B (regardless of whether or not the Company would in fact exercise its rights under Section 8.06.B) would:

(1)           violate any provision of the Certificate of Incorporation or the bylaws of the Company as each is in effect on the Specified Redemption Date;

(2)           adversely affect the Company’s ability to qualify as a real estate investment trust under the Code or subject the Company to any additional taxes under Section 857 or Section 4981 of the Code;

(3)           constitute or be likely to constitute a violation of any applicable federal or state securities laws;

(4)           result in the Company being “closely held” within the meaning of Section 856(h) of the Code;

(5)           cause the Partnership to become a “publicly traded partnership” under the Code; and

(6)           cause the Partnership to cease to be classified as a partnership for federal income tax purposes, except in the case of the exercise by all Common Unitholders (other than the Company) of their Redemption Right with respect to 100% of the Common Units held by them.

D.            In the event that the Partnership issues additional Partnership Interests pursuant to Section 4.02.A hereof, the General Partner shall make such revisions to this Section 8.06 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

E.             Each Partner covenants and agrees that all Common Units delivered for redemption pursuant to this Section 8.06 shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all Liens.  Notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Common Units which are or may be subject to any Liens. Each Partner further agrees that, if any state or local property transfer or documentary stamp tax is payable as a result of the transfer of its Common Units to the Partnership or the General Partner pursuant to this Section 8.06, such Partner shall assume and pay such transfer or documentary stamp tax.

F.             Upon the redemption of Common Units pursuant to this Section 8.06, (i) all such redeemed Partnership Units (other than Partnership Units redeemed pursuant to Section 8.06.B.) shall be cancelled, and (ii) the General Partner shall amend Exhibit A to reflect the new Percentage Interests of the Partners and to (A) either adjust the number of Common Units and the Percentage Interest of the Redeeming Partner or eliminate the Redeeming Partner from Exhibit A, as applicable, and (B) in the event that the General Partner assumes the obligation to satisfy a Redemption Right pursuant to Section 8.06.B., adjust the number of Units and the Percentage Interest of the General Partner to reflect the transfer of such Common Units to the General Partner.

Section 8.07           Buy-out of Special Units.

A.            If the Company terminates its relationship with the Manager, pursuant to Section 13(b) of the Management Agreement, or if the Manager terminates its relationship with the Company pursuant to Section 15(c) of the Management Agreement the Company shall repurchase, concurrently with such termination, all of the Special Units outstanding at the date of such termination for an amount equal to the product of (x) the sum of the Incentive Allocations earned during the 12-month period immediately preceding the date of such termination and (y) four.

B.            The Company may repurchase all of the Special Units outstanding effective upon sixty (60) days’ prior written notice from the Board of Directors to the Manager, for payment of an amount equivalent to the Manager's Capital Account with respect to its  Special Units, if the Company terminates the Management Agreement pursuant to Section 15(a) thereof.

Section 8.08           Adjustments to Conversion Factor.

A.            The Conversion Factor shall be adjusted in the event that the Company (i) declares or pays a dividend on its outstanding Common Shares in Common Shares or makes a distribution to all holders of its outstanding Common Shares in Common Shares; (ii) subdivides its outstanding Common Shares; or (iii) combines its outstanding Common Shares into a smaller number of Common Shares.  The then-current Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Common Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of Common Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination.

B.            Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event (provided, however, if a Notice of Redemption is given prior to such a record date and the Specified Redemption Date is after such a record date, then the adjustment to the Conversion Factor shall, with respect to such redeeming Partner, be retroactive to the date of such Notice of Redemption).

C.            It is intended that adjustments to the Conversion Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Common Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Common Units or of Preferred Units that are convertible into Common Units.

D.            If, prior to a Specified Redemption Date, Rights (other than Rights issued pursuant to an employee benefit plan or other compensation arrangement) were issued and have expired, and such Rights were issued with an exercise price that, together with the purchase price for such Rights, was below fair market value in relation to the security or other property to be acquired upon the exercise of such Rights, and such Rights were issued to all holders of outstanding Common Shares or the General Partner cannot in good faith represent that the issuance of such Rights benefited the Limited Partners, then the Conversion Factor applicable upon a Notice of Redemption shall be equitably adjusted in a manner consistent with antidilution provisions in warrants and other instruments in the case of such a below market issuance or exercise price.  A similar equitable adjustment to protect the value of Common Units shall be made in all events if any Rights issued under a “Shareholder Rights Plan” became exercisable and expired prior to a Specified Redemption Date.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.01           Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.03 hereof.  Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate and in compliance with applicable laws, rules and regulations.

Section 9.02           Fiscal Year.

The fiscal year of the Partnership shall be the calendar year.

Section 9.03           Reports.

A.            As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with generally accepted accounting principles.

B.            As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

ARTICLE X

TAX MATTERS

Section 10.01         Preparation of Tax Returns.

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.02         Tax Elections.

Except as otherwise provided herein, the General Partner shall determine whether to make any available election pursuant to the Code.  Notwithstanding the above, in making any such tax election the General Partner shall take into account the tax consequences to the Limited Partners resulting from any such election.  The General Partner shall make such tax elections on behalf of the Partnership as the Limited Partners holding a majority of the Percentage Interests of the Limited Partners (excluding any Limited Partner Interests held by the Company) request, provided that the General Partner believes that such election is not adverse to the interests of the General Partner, including its interest in preserving its qualification as a REIT under the Code.  The General Partner intends that Section 704(c) allocations with respect to contributed property shall be made by the election of the “traditional method” as described in Regulations Section 1.704-3(b).  The General Partner intends that the Partnership be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Regulations.  The General Partner shall have the right to seek to revoke any tax election it makes (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination that such revocation is in the best interests of the Partners.

Section 10.03         Tax Matters Partner.

A.            The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes.  Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

B.            The tax matters partner is authorized, but not required:

(1)           to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2)           in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3)           to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4)           to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5)           to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

(6)           to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.07 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

C.            The tax matters partner shall receive no compensation for its services.  All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.  Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.04         Organizational Expenses.

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period or such other period as required by Section 709 of the Code.

Section 10.05         Withholding.

Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code.  Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.  Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner.  Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.05.  In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.05 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner.  Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting

Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.  Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points, or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

Section 11.01         Transfer.

A.            The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by operation of law or otherwise.  The term “transfer” when used in this Article 11 does not include any redemption of Partnership Interests by the Partnership from a Limited Partner or any acquisition of Partnership Units from a Limited Partner by the Company pursuant to Section 8.06.  No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement or consented to by the General Partner.

B.            No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

Section 11.02         Transfer of the Company’s General Partner Interest; Extraordinary Transactions.

A.            The Company may not transfer any of its General Partner Interest or withdraw as General Partner, or engage in an Extraordinary Transaction, or cause the Partnership to engage in an Extraordinary Transaction, except, in any such case, (i) if such Extraordinary Transaction is, or such transfer or withdrawal is pursuant to an Extraordinary Transaction that is, permitted under Section 11.02(B) or (ii) if Limited Partners holding at least 85% of the Percentage Interests of the Limited Partners (other than Limited Partner Interests held by the Company) consent to such transfer or withdrawal or Extraordinary Transaction, or (iii) if such transfer is to an entity that is wholly-owned by the Company and is a Qualified REIT Subsidiary under Section 856(i) of the Code.

B.            The General Partner is permitted to engage and may cause the Partnership to engage in the following Extraordinary Transactions without the approval or vote of the Limited Partners except as provided in Section 11.02(C):

(i)            an Extraordinary Transaction in connection with which all the Limited Partners (other than Special Limited Partner) either will receive, or will have the right to elect to receive, for each Common Unit an amount of cash, securities, or other property (on a pre-tax basis) equal to the product of the Common Shares Amount (assuming for purposes of such calculation that all shares Common Units then held by any Limited Partner were to be offered for redemption) and the greatest amount of cash, securities or other property paid to a holder of one Common Share in consideration of one Common Share pursuant to the terms of the Extraordinary Transaction; provided that, if, in connection with the Extraordinary Transaction, a purchase, tender or exchange offer shall have been made to and accepted by [eighty-five] percent ([85]%) of the holders of the outstanding Common Shares, each holder of Common Units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its right to Redemption (as set forth in Section 8.06) and received Common Shares in exchange for its Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Extraordinary Transaction shall have been consummated; and

(ii)           a merger, or other combination of assets, with another entity if:  (w) immediately after such Extraordinary Transaction, substantially all of the assets directly or indirectly owned by the surviving entity, other than Common Units held by the General Partner, are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (x) the Common Unitholders own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership (as determined pursuant to Section 11.02.E) and the other net assets of the Surviving Partnership (as determined pursuant to Section 11.02.E) immediately prior to the consummation of such transaction; (y) the rights, preferences and privileges of the Common Unitholders in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership (who have, in either case, the rights of a “common”

equity holder); and (z) such rights of the Common Unitholders include the right to exchange their Common Unit equivalent interests in the Surviving Partnership for at least one of: (a) the consideration available to such Common Unitholders pursuant to Section 11.02.B(i) or (b) if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities (as determined pursuant to Section 11.02.E) and the Common Shares.

C.            The General Partner shall not consummate any Extraordinary Transaction in connection with which it conducted a vote of its common stockholders (a “Stockholder Vote”) unless the General Partner also conducts a vote of the Common Unitholders and the holder of the General Partner Units (the “Partnership Vote”) in which (i) the General Partner provides the Common Unitholders with advance notice equal in time to the advance notice given in the case of the Stockholder Vote, (ii) in connection with such advance notice the General Partner provides the Common Unitholders with written materials describing the proposed Extraordinary Transaction as well as the tax effect of the consummation thereof on the Limited Partners, (iii) in such vote of the Partners, the General Partner votes all Common Units and General Partner Units held by it in proportion to the manner in which all outstanding shares of common stock of the General Partner were voted at the Stockholder Meeting (such votes to be “For,” “Against,” “Abstain” and “Not Present”), and (iv) the total votes of the General and Limited Partners in respect of their Common Units voted “For,” “Against,” “Abstain” and “Not Present” would be sufficient (measured in percentage terms), if such vote were a vote by the Company of its stockholders, to approve the Extraordinary Transaction. For purposes of the Partnership Vote, each holder of a Common Unit and a General Partner Unit shall be entitled to a number of votes equal to product of the Conversion Factor and the number of Common and General Partner Units held by such Partner.

D.            Without in any way limiting the exculpation from liability set forth in Section 7.01.D and 7.08.B, in connection with any transaction permitted by Section 11.02.B or Section 11.02.C hereof, the General Partner shall use its commercially reasonable efforts to structure such Extraordinary Transaction to avoid causing the Limited Partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such Extraordinary Transaction.

E.             In connection with any transaction permitted by Section 11.02.B or 11.02.C, the relative fair market values shall be reasonably determined by the General Partner as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Limited Partners than the relative values reflected in the terms of such transaction.

Section 11.03         Limited Partners’ Rights to Transfer.

A.            Subject to the provisions of Sections 11.03.C, 11.03.D, 11.03.E, and 11.04, a Limited Partner (other than the Company) may transfer, with or without the consent of the General Partner, all or any portion of its Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner.

B.            If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership.  The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C.            The General Partner may prohibit any transfer by a Limited Partner of its Partnership Units if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act of 1933 or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

D.            No transfer by a Limited Partner of its Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation; (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” with the meaning of Section 7704 of the Code; (iii) such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (iv) such transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.02-101; or (v) such transfer would subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended.

E.             No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner, in its sole and absolute discretion; provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.04         Substituted Limited Partners.

A.            No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.04 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.  The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B.            A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

C.            Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

Section 11.05         Assignees.

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a Substituted Limited Partner, as described in Section 11.04, such transferee shall be considered an Assignee for purposes of this Agreement.  An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but except as otherwise provided in Section 8.06.A hereof shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted).  In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.06         General Provisions.

A.            No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.06.

B.            Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substitute Limited Partners.  Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units under Section 8.06 shall cease to be a Limited Partner.

C.            Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

D.            If any Partnership Interest is transferred or assigned during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article 11 or redeemed or transferred pursuant to Section 8.06 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method.  Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which a redemption occurs shall be allocated to the Redeeming Partner; provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments or redemptions as it determines are necessary or appropriate.  All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment, or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

ARTICLE XII

ADMISSION OF PARTNERS

Section 12.01         Admission of Successor General Partner.

A successor to all of the General Partner Interest pursuant to Section 11.02 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer.  Any such transferee shall carry on the business of the Partnership without dissolution.  In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.  In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.06.D hereof.

Section 12.02         Admission of Additional Limited Partners.

A.            After the admission to the Partnership of the initial Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement and any transferee of a Limited Partner Interest permitted to be transferred pursuant to Sections 11.01 or 11.03 shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.04 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B.            Notwithstanding anything to the contrary in this Section 12.02, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion or otherwise in accordance with the terms of this Agreement.  The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such

Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

C.            If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using any convention permitted by law and selected by the General Partner.  Solely for purposes of making such allocations, each such item for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner; provided, however, that the General Partner may adopt such other conventions relating to allocations to Additional Limited Partners as it determines are necessary or appropriate.  All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

Section 12.03         Amendment of Agreement and Certificate of Limited Partnership.

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 2.04 hereof.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.01         Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.  The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):

A.            an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

B.            an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

C.            entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

D.            the sale of all or substantially all of the assets and properties of the Partnership; or

E.             a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.02         Winding Up.

A.            Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.  No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.  The General Partner, or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include Common Shares in the Company) shall be applied and distributed in the following order:

(1)           First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2)           Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3)           Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(4)           The balance, if any, to the General Partner and Limited Partners in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

B.            Notwithstanding the provisions of Section 13.02.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.02.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.  The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C.            In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

(1)           distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership.  The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2)           withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.02.A as soon as practicable.

Section 13.03         Compliance with Timing Requirements of Regulations.

A.            In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).

If at such time as the Partnership (or the General Partner’s interest therein) is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), the General Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Partnership Years or portions thereof, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3).  Any such contribution required of the General Partner hereunder shall be made on or before the later of (i) the end of the Partnership Year in which the Partnership (or the General Partner’s interest therein) is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation.

Section 13.04         Deemed Termination.

Notwithstanding any other provision of this Article 13, in the event the Partnership is considered “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up.  Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit B hereto, the Partnership shall be deemed to have (i) contributed the Partnership property in kind to a new partnership (the “New Partnership”), which shall be deemed to have assumed and taken such property subject to all Partnership liabilities in exchange for all of the interests in such New Partnership, and (ii) distributed such interests to the Partners pursuant to the provisions of this Agreement in liquidation of the Partnership, subsequent to which the New Partnership shall be referred to as the Partnership for all purposes of this Agreement.

Section 13.05         Rights of Limited Partners.

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.  Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.06         Notice of Dissolution.

In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.01, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

Section 13.07         Termination of Partnership and Cancellation of Certificate of Limited Partnership.

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.02 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.08         Reasonable Time for Winding-Up.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.02 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 13.09         Waiver of Partition.

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIV

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.01         Amendments.

A.            Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners (other than the Company) holding fifteen percent (15%) or more of the Common Units.  Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners.  The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.  For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal.  Except as provided in Section 14.01.B or 14.01.C, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Limited Partners holding eighty-five percent (85%) of the outstanding Common Units held by Limited Partners (excluding Limited Partner Common Units held by the Company); provided, that, an action shall become effective at such time as the requisite consents are received even if prior to such specified time.

B.            Notwithstanding Section 14.01.A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1)           to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2)           to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(3)           to set forth and reflect in the Agreement the designations, rights, powers, duties, and preferences of the holders of any Additional Partnership Interests issued pursuant to Section 4.02.A hereof;

(4)           to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(5)           to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.01.B is taken.

C.            Notwithstanding Section 14.01.A and 14.01.B hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partner Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter rights of the Partner (other than as a result of the issuance of Partnership Interests) to receive distributions pursuant to Article 5 or Article 13 or the allocations specified in Article 6 (except as permitted pursuant to Section 4.02 and Section 14.01.B(3) hereof); (iv) alter or modify the Redemption Right and Common Shares Amount as set forth in Sections 8.06 and 11.02.B, and the related definitions, in a manner adverse to such Partner; (v) cause the termination of the Partnership prior to the time set forth in Sections 2.05 or 13.01; or (vi) amend this Section 14.01.C.   Further, no amendment may alter the restrictions on the General Partner’s authority set forth in Section 7.03.B without the Consent specified in that section.

Section 14.02         Meetings of the Partners.

A.            Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners (other than the Company) holding fifteen (15%) or more of the Common Units.  The request shall state the nature of the business to be transacted.  Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting.  Partners may vote in person or by proxy at such meeting.  Whenever the vote or Consent of the Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.01.A hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of eighty-five percent (85%) of the outstanding Common Units held by Limited Partners (excluding Limited Partnership Common Units held by the Company) shall control.

B.            Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Common Units of the Partners (or such other percentage as is expressly required by this Agreement).  Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Common Units of the Partners (or such other percentage as is expressly required by this Agreement).  Such consent shall be filed with the General Partner.  An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C.            Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Limited Partner or his attorney-in-fact.  No proxy shall be valid after the expiration of twelve (12) months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy.

D.            Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.  Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the Company and may be held at the same time, and as part of, meetings of the shareholders of the Company.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01         Addresses and Notice.

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

Section 15.02         Titles and Captions.

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.03         Pronouns and Plurals.

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.04         Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.05         Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.06         Creditors.

Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.07         Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.08         Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.09         Applicable Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10         Invalidity of Provisions.

If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable.  In such event, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby.  Each other provision of this Agreement, unless specifically conditioned upon the voided aspect of such provision, shall remain valid and enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.

Section 15.11         Entire Agreement.

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof, and any other prior written or oral understandings or agreements among them with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

LNR CAPITAL CORPORATION

By:
Name:
Title:

LIMITED PARTNERS:

By:
Name:
Title:

By:
Name:
Title:

SPECIAL UNIT HOLDER:

LNR CAPITAL MANAGEMENT LLC

By:
Name:
Title:

FORM OF LIMITED PARTNER SIGNATURE PAGE
FOR PARTNERS ADMITTED AFTER [         ], 200[ ]

The undersigned, desiring to become one of the within named Limited Partners of LNR Capital Limited Partnership, hereby becomes a party to the Agreement of Limited Partnership of LNR Capital Limited Partnership by and among LNR Capital Corporation and such Limited Partners, dated as of [            ], 200[ ].  The undersigned agrees that this signature page may be attached to any counterpart of said Agreement of Limited Partnership.

Signature Line for Limited Partner:

[Name]

By:
Name:
Title:
Date:

Address of Limited Partner:

EXHIBIT A

PARTNERS AND PARTNERSHIP INTERESTS

Name and Address of Partner	General Partner Units	Common Units	Special Units	Agreed Value of Contributed Property	Agreed Initial Capital Account	Percentage Interest

GENERAL PARTNER
LNR Capital Corporation 1601 Washington Avenue, Miami Beach, FL 33139	[ ]	[ ]			[ ]	[ ]

SPECIAL LIMITED PARTNER
LNR Capital Management LLC 1601 Washington Avenue, Miami Beach, FL 33139			[ ]

LIMITED PARTNERS
,		[ ]				[ ]

		[ ]				[ ]

TOTAL

Dated as of [ ], 200[ ]

A-1

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1.             Capital Accounts of the Partners

A.            The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-l(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.01 of the Agreement and Exhibit C hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.01 of the Agreement and Exhibit C hereof.

B.            For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)           Except as otherwise provided in Regulations Section 1.704-l(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-l(b)(2)(iv)(m)(4).

(2)           The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)           Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(4)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)           In the event the Carrying Value of any Partnership asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)           Any items specially allocated under Section 2 of Exhibit C hereof shall not be taken into account.

C.            Generally, a transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor, including where the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, in which case the Capital Account of the transferee and the Capital Accounts of the other holders of Partnership Units in the terminated Partnership shall carry over to the new Partnership that is formed, for federal income tax purposes, as a result of the termination. In such event, the Carrying Values of the Partnership properties in the reconstituted Partnership shall remain the same as they were in the terminated Partnership and the Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Exhibit B.

D.            (1)  Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.01 of the Agreement.

(2)           Such adjustments shall be made as of the following times:  (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) (except for a liquidation resulting from the termination of the Partnership under Section 708(b)(1)(B) of the Code), provided however that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3)           In accordance with Regulations Section 1.704- l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind (other than in connection with the termination of the Partnership under Section 708(b)(1)(B) of the Code) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4)           In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIII of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Partnership in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

E.             The provisions of the Agreement (including this Exhibit B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article XIV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

2.             No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

EXHIBIT C

SPECIAL ALLOCATION RULES

2.             Special Allocation Rules.

Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

A.            Minimum Gain Chargeback.  Notwithstanding the provisions of Section 6.01 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and, for purposes of this Section 1.A only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.01 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

B.            Partner Minimum Gain Chargeback.  Notwithstanding any other provision of Section 6.01 of this Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section1.704-2(i) (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i) (4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.01 of the Agreement or this Exhibit with respect to such Partnership Year, other than allocations pursuant to Section 1.A hereof.

C.            Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or1.704-l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof with respect to such Partnership Year, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a “qualified income offset” under Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D.            Gross Income Allocation.  In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Partnership Year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

E.             Nonrecourse Deductions.  Nonrecourse Deductions for any Partnership Year shall be allocated to the holders of Common Units in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which would satisfy such requirements.

F.             Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

G.            Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

3.             Allocations for Tax Purposes

A.            Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.01 of the Agreement and Section 1 of this Exhibit C.

B.            In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(a)           (i)            In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this Exhibit C); and

(ii)           any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.01 of the Agreement and Section 1 of this Exhibit C.

(b)           (i)            In the case of an Adjusted Property, such items shall

(1)           first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

(2)           second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

(ii)           any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 6.01 of the Agreement and Section 1 of this Exhibit C.

C.            To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the “traditional method” set forth in Regulations Section 1.704-3(b) shall be used by the Partnership and such method shall be binding on all Partners.

EXHIBIT D

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) tenders for redemption Partnership Units in LNR Capital Limited Partnership in accordance with the terms of the Agreement of Limited Partnership of LNR Capital Limited Partnership, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein and (iii) directs that the Cash Amount or Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Partnership Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Partnership Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated: Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

If Shares are to be issued, issue to:

Name:

Please insert social security or identifying number:

D-1